  Exhibit 99.1

Ascena Retail Group, Inc. Announces SVP-CIO Appointment

Suffern, NY (Business Wire) Feb 28, 2013 - Ascena Retail Group, Inc. (NASDAQ: ASNA) today announced that David Johns has accepted the position of Senior Vice President and Chief Information Officer effective March 11, 2013.

Mr. Johns joins ascena with extensive experience, including the past nine years at Owens Corning where he held the position of Senior Vice President, Chief Information Officer & Chief Global Shared Services Officer. In this role, Mr. Johns had oversight for all Owens Corning business shared service centers, manufacturing technology, project portfolio management, sourcing and information systems. Mr. Johns held several senior leadership roles at Owens Corning including Senior Vice President, Chief Information Officer and Chief Supply Chain Officer.

Prior to his experience at Owens Corning, Mr. Johns held technology positions with Honeywell, Inc. and Time Warner. In both of these roles, he orchestrated major computer systems development and management activities at both the division and corporate levels.

“David joins ascena with years of experience and has an impressive record as a leader and innovator, “ said ascena’s COO John Sullivan. “I am pleased to welcome him to ascena’s team and look forward to the energy, creativity and vision he will bring to this role.”

David holds a Bachelor of Science in Computer Science Engineering from The Ohio State University and a Master of Business Administration from the University of Dayton. He was inducted into the CIO Hall of Fame in 2009 and was named one of Computerworld’s Premier 100 information technology leaders for 2012.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women and tween girls, under the Justice, Lane Bryant, maurices, dressbarn and Catherines brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,800 stores throughout the United States, Puerto Rico and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.charmingshoppes.com, www.shopjustice.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com.

Source: Ascena Retail Group, Inc.

Ascena Retail Group, Inc.

Investor Relations

845-369-4600

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ICR, Inc.

Alecia Pulman, 203-682-8224 (alecia.pulman@icrinc.com)